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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Art Technology Group, Inc. for the registration of $50,000,000 of its common stock, preferred stock and warrants to purchase its common stock or preferred stock and to the incorporation by reference therein of our report dated January 20, 2003, except for Note 14, as to which the date is March 24, 2003, with respect to the consolidated financial statements of Art Technology Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

Boston, Massachusetts
November 10, 2003